AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2009 Full-Year
and Fourth-Quarter Results

CLEVELAND, Ohio – March 30, 2010 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced EBDT, net earnings and revenues for the fourth quarter and full year ended January 31, 2010.

EBDT

EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) for the full year ended January 31, 2010, was $301.1 million, a 37.5 percent increase compared with last year’s $218.9 million. EBDT for the fourth quarter was $78.4 million, an 11.2 percent increase compared with last year’s fourth-quarter EBDT of $70.5 million.

On a per-share basis, full-year 2009 EBDT was $2.00, a 2.4 percent decrease from the prior year’s $2.05.  Per-share EBDT for the fourth quarter of 2009 was $0.43, a 34.8 percent decrease from $0.66 per share in the fourth quarter of 2008.  Per-share data for both the fourth quarter and full year of 2009 reflect the dilutive effect of new Class A common shares issued by the Company during the second quarter of 2009, and the “if-converted” effect of two convertible debt transactions executed during the third quarter. For an explanation of the EBDT and EBDT per share variances, see the section titled "Review and Discussion of Results" in this news release.

EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Earnings/Loss

For the full year, the net loss attributable to Forest City Enterprises, Inc. was $30.7 million, or $0.22 per share, compared with a net loss of $113.2 million, or $1.10 per share, in 2008. For the fourth quarter of 2009, net earnings attributable to Forest City Enterprises, Inc. were $6.2 million, or $0.04 per share, compared with a net loss of $45.3 million, or $0.44 in the fourth quarter of 2008.

Revenues

Revenues for the year ended January 31, 2010, were $1.26 billion, a 1.8 percent decrease compared with prior year revenues. Fourth-quarter consolidated revenues were $324.3 million compared with $320.6 million last year.

Liquidity

At January 31, 2010, the Company had $275.0 million ($251.4 million at full consolidation) in cash on its balance sheet and $220.5 million of available capacity on the Company’s revolving line of credit.

Review and Discussion of Results

Fourth-Quarter EBDT

In the fourth quarter, total EBDT for the Company was $78.4 million.

For the quarter, pre-tax EBDT from the Company's combined Commercial and Residential segments increased by $27.9 million compared with the same period in 2008. The variance was primarily due to the mark-to-market change in the fair market value of forward swaps of $18.7 million, increased income from the sale of tax credits of $17.3 million, income of $11.0 million as a result of changes in the treatment of Housing and Urban Development (HUD) replacement reserves, and decreased write-offs of abandoned development projects of $5.3 million, compared with the fourth quarter of 2008.

These increases were partially offset by decreases of $11.5 million in pre-tax EBDT from reduced commercial outlot sales, and $2.1 million in reduced EBDT from properties sold.

In addition, pre-tax EBDT in the Company’s Land segment decreased $7.3 million, primarily due to lower land sales.  Pre-tax EBDT for the fourth quarter was also negatively impacted by a larger reported share of losses for the Nets basketball team of $4.5 million and by a smaller tax benefit of $8.4 million, compared with the fourth quarter of 2008.

Full-year EBDT

(An exhibit illustrating factors impacting the Company’s full-year 2009 EBDT results is available on the investor relations page of the Company’s website, www.forestcity.net.)

For the year, total EBDT for the Company was $301.1 million.

Pre-tax EBDT in the Company’s combined Commercial and Residential segments increased $92.0 million compared with the prior year, due to a combination of core portfolio factors as well as transactional items.  Core portfolio factors included positive variances of $27.1 million from gain on early extinguishment of debt, $21.5 million in reduced interest expense on the mature portfolio, increased income from the sale of tax credits of $21.5 million, and $6.4 million in EBDT from newly opened properties, offset by a decrease of $12.4 million in commercial outlot sales, $8.6 million in reduced fee income from military housing as initial development and construction phases conclude at certain of the Company’s military family housing neighborhoods, and $4.0 million in reduced EBDT from properties sold.

Positive 2009 transactional variances related to the rental properties portfolio included decreased project write-offs of $23.1 million, lower losses due to mark-to-market changes in the fair market value of forward swaps of $19.5 million, and $11.0 million in income as a result of new HUD guidelines on the treatment of replacement reserves.  These positive transactional items were offset by 2008 lease termination fee income of $12.2 million which did not recur in 2009.

EBDT in the company’s Land segment increased $6.2 million pre-tax compared with 2008 as a result of the 2008 write down of $12.4 million related to the Lehman Brothers, Inc. bankruptcy, which did not recur in 2009, and the gain on early extinguishment of debt of $11.3 million, primarily related to the repurchase of two land loans at a significant discount during the second quarter.  These positive factors in the Land segment were offset by decreased EBDT from Land operations of $17.5 million, reflecting the continued deterioration of the traditional land business during 2009.

Finally, 2009 EBDT was impacted by decreased corporate expenses of $5.4 million compared to 2008 due primarily to reduced compensation expense and cost-control efforts.  Corporate interest expense increased $16.8 million as a result of increased borrowings on the Company’s revolving credit facility, additional interest expense associated with new convertible debt issued in the third quarter, and the non-cash impact of the adoption of accounting guidance for convertible securities in 2009.  Finally, the Company’s share of operating losses for the Nets basketball team increased by $2.5 million, and the Company had a smaller tax benefit of $2.1 million for 2009 compared with the prior year.

Commentary

Charles A. Ratner, Forest City president and chief executive officer, commented on both the full-year and fourth-quarter results.

“In the context of conditions impacting real estate and the broader economy, 2009 was a successful year for the Company.  We overcame significant challenges to achieve record full-year total EBDT, an improved balance sheet, reduced recourse debt, substantive cost reductions, successful project openings, and major development project milestones.  Along the way, we also addressed approximately $1.6 billion of property-level, non-recourse debt maturities.  In addition, at the end of fiscal 2009 and continuing into early 2010, we executed a series of asset sales and joint ventures at attractive cap rates to take advantage of value in our portfolio, to further bolster our liquidity and to create new long-term strategic partnerships.

“These accomplishments were made possible by continued adherence to the five strategies we implemented in the third quarter of 2008 to address financial and economic turmoil in the market and the real estate industry.  Since then, virtually every major action taken by our Company has been driven by these strategies: curtailing development and focusing on our portfolio; driving costs out of the business; generating liquidity from our portfolio and in the capital markets; proactively managing debt maturities; and selectively taking advantage of opportunities created by market dislocations.”

“One significant consequence of managing through the challenges of 2009 and early 2010 was dilution of our common stock through issuance of additional Class A common stock, convertible debt and convertible preferred stock.  As a result, despite the fact that our total EBDT was up significantly over 2008, per-share EBDT was down.  We certainly recognize the impact of this dilution on our shareholders, but we believe the steps taken during 2009 were vital to the Company’s future growth and success, and to the long-term interests of shareholders.

“Another accomplishment for the year was our successful and ongoing effort to drive costs out of the business with an emphasis on process improvement and efficiency gains.  To date, we have achieved annualized cost savings of $70-$80 million.  One painful aspect of this effort was the difficult, but necessary task of reducing our workforce in order to bring the organization into better balance with the near-term opportunity and outlook.

“Turning to our operating results, we were pleased overall with the performance of our portfolio given market and economic conditions in 2009.  Overall comparable property net operating income (NOI) from the portfolio was down less than one percent for the year compared with 2008 results – a real success given conditions in the market and the economy.  Our office portfolio showed strength throughout 2009, with increases in comparable property NOI for both the fourth quarter and full year.  We continued to see areas of weakness in the retail and residential portfolios, although deterioration appears to have slowed.  Despite the difficult environment, comparable property occupancies finished the year modestly above 2008 levels in all three major portfolio segments: retail, office and residential.

“Operating results for our Land segment were down meaningfully from 2008 results, reflecting the continued impact of the economy and credit market conditions on builders and consumers. On the positive side, stress in this segment is what allowed us to benefit when we acquired two land loans at a significant discount in the second quarter.  It has also enabled us to look at a large number of opportunities to acquire or otherwise participate in deals involving land owners, builders or lenders in distressed situations.  To date, only two small transactions in land have met our requirements for investing capital, but we continue to actively evaluate additional opportunities.

“Despite the challenges confronting the Land segment in the current economy, we remain bullish on the long-term viability and profit potential in this part of the business, based on long-term demographic trends in the country and on the severely limited supply of new single-family product coming on the market over the past several years.”

Capital Raising Activity

Capital market transactions – During 2009 and early 2010, the Company executed a series of strategic capital market and other financing transactions designed to improve liquidity and take advantage of the window of opportunity created by access to the public markets for real estate companies.  These transactions, which total $965 million (before transaction-related fees), included the following:

•
In May 2009, the Company raised $345.0 million through the issuance of 52.3 million Class A common shares.  Investor demand for the shares was robust, and the underwriters exercised their full over-allotment option.

•
In early October 2009, the Company executed privately negotiated exchanges for $167 million of 3.625% Puttable Equity-Linked Senior Notes due 2011, and issued $33 million of new notes for a total of $200 million of new 3.625% Puttable Equity-Linked Notes due 2014.

•	In late October 2009, Forest City closed a $200 million offering of 5% Convertible Senior Notes due 2016.
•
In early March 2010, the Company entered into privately negotiated exchanges with certain holders of three separate series of senior notes due 2011, 2015, and 2017.  A total of $178.7 million aggregate principal amount of these notes was exchanged for $170.0 million of a new issue of 7% Series A Cumulative Perpetual Convertible Preferred Stock.  An additional $50 million of the Convertible Preferred was also issued for cash through a privately negotiated purchase agreement, for a total of $220 million between the exchanges and cash sale.

In addition, in late January 2010, the Company closed a new, two-year, $500 million revolving credit facility with its 15-member bank group. Taken together, these efforts contributed significantly to improving Forest City’s balance sheet and enhancing liquidity – the Company’s highest priority.

Asset sales and joint ventures – During 2009, and particularly late in the year and continuing through early 2010, Forest City capitalized on firming asset pricing in key real estate segments to unlock value in its portfolio through selective asset sales and joint ventures.  These included the following:

•
In April 2009, the Company completed the sale of The Shops at Grand Avenue, a retail center in the Borough of Queens, to an affiliate of AEW Capital Management, for $33.5 million, representing a cap rate of approximately 7.75 percent on in-place income.

•
In late January 2010, the Company closed the sale of its partnership interests in three supported-living apartment communities to CC Development Group, Inc.  The transaction yielded proceeds of approximately $30 million.

•
On February 19, 2010, the Company announced the creation of a joint venture with Bernstein Management Corporation for ownership of three residential multifamily properties in Forest City’s Washington, D.C. area apartment portfolio.  Forest City realized proceeds of approximately $32 million from the creation of the joint venture, equating to a cap rate of 6.5 percent based on the properties’ 2009 net operating income.

•
On February 22, 2010, the Company announced a $668 million joint venture with Health Care REIT, Inc. (NYSE: HCN) for ownership of seven life science office buildings at Forest City’s University Park at MIT project in Cambridge, Mass.  The transaction’s implied valuation represents a 7.6 percent cap rate on projected 2010 net operating income for the properties.

NOI, Occupancies and Rent

For the full year, overall comparable property NOI decreased 0.8 percent, with an increase of 5.4 percent in office and decreases of 3.9 percent in retail and 2.8 percent in residential.  In the fourth quarter, comparable property NOI decreased 0.5 percent compared with the prior year. Comparable property NOI for the quarter increased in the office portfolio by 4.3 percent, while it decreased in the retail and residential portfolios by 3.9 percent and 2.7 percent, respectively.

Comparable property NOI, defined as NOI from properties operated for the full year in both 2009 and 2008, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full consolidation method.

Comparable retail occupancies were 90.1 percent at the end of 2009, while comparable office occupancies were 90.3 percent. In the residential portfolio, comparable average occupancies were 92.2 percent and comparable property net rental income ended the year at 90.2 percent. In our regional malls, leasing spreads were down 4.7 percent for the year. In the office portfolio, leasing spreads increased 7.1 percent.  Regional mall sales averaged $386 per square foot on a rolling 12-month basis, while comparable regional mall sales decreased 8.8 percent, a reflection of the economic downturn.

Debt Maturities and Financing Activity

During 2009, Forest City closed on transactions totaling $1.7 at the Company’s pro-rata share ($1.6 billion at full consolidation) in nonrecourse mortgage financings, including $313 million at pro-rata ($278 million at full consolidation) in refinancings and $1.4 billion at pro-rata in loan extensions and additional fundings ($1.3 billion at full consolidation). During the fourth quarter, the Company closed 13 loan transactions totaling $287 million at pro-rata ($190 million at full consolidation).

Since January 31, 2010, the Company has addressed, through closed loans and committed financings, $156.2 million at its pro-rata share ($153.1 million at full consolidation) of the $868.9 million at pro-rata ($778.6 million at full consolidation) of net maturities (inclusive of notes payable) coming due in fiscal year 2010.  Additionally, since the end of fiscal 2009, the Company’s overall reported maturities were further reduced by $388.6 million at pro-rata ($619.8 million at full consolidation) as a result of joint ventures announced with Bernstein Management Corporation and Healthcare REIT, Inc., and retirement of various of the Company’s Senior Notes through privately negotiated exchanges with certain holders for a new issue of Series A Cumulative Perpetual Convertible Preferred Stock.

As of January 31, 2010 the Company's weighted average cost of mortgage debt increased to 5.16 percent from 5.00 percent at January 31, 2009 primarily due to an increase in variable-rate mortgage debt. Fixed-rate mortgage debt, which represented 71 percent of the Company's total nonrecourse mortgage debt, and is inclusive of interest rate swaps, decreased from 6.04 percent at January 31, 2009, to 6.00 percent at January 31, 2010. The variable-rate mortgage debt increased from 1.98 percent at January 31, 2009, to 3.06 percent at January 31, 2010. (All interest rates are at full consolidation.)

Project Updates

Openings in 2009

During 2009, Forest City opened or acquired three projects, adding $276.7 million of cost at the Company's pro-rata share and on a full consolidation basis.

Major openings during the year included:

•
Promenade at Temecula expansion, which added a 127,000-square-foot outdoor town center to this 1.1-million-square-foot regional mall.  The expansion is currently 71 percent leased and committed, and the balance of the center is 98 percent leased, for a total of 92 percent leased and committed across the entire center.

•
80 DeKalb Avenue, a 365-unit residential rental community in Brooklyn, which opened for leasing and initial move-ins during the fourth quarter.  Currently, signed or pending leases account for approximately half of the total units, and while competitive concessions are being offered, average rents are in line with forecasts for the property.

Under Construction and 2010 openings

At the end of fiscal 2009, Forest City had seven projects under construction with a total project cost of $2.2 billion at the Company’s pro-rata share ($2.3 billion at full consolidation).

During the fourth quarter of 2009, Costco at East River Plaza, opened in 110,000 square feet of space at this 527,000-square-foot big-box retail center – the first of its kind – in Manhattan.  The balance of the center remains under construction with other committed tenants, including Target, Best Buy, Marshalls, PetSmart and Old Navy, expected to open during 2010.  The center is currently 93 percent leased.

On February 11, 2010, Forest City celebrated the grand opening of the 510,000-square-foot Village at Gulfstream Park mixed-use retail center in Hallandale Beach, Florida. The center, which is anchored by Gulfstream Park Racetrack and Casino, is South Florida's newest outdoor shopping and entertainment destination, and will feature approximately 70 stores and 421,000 square feet of retail space, of which 85 percent is currently leased.  A number of home furnishing and restaurant tenants were among the first to open and have reported good results to date.  Additional tenants will open during the course of 2010.  The project also includes 89,000 square feet of class A office space and the potential for future residential units.

In the office portfolio, the first phase of the Waterfront Station redevelopment project in Southwest Washington, D.C., is nearly complete.  The first two office buildings, which have been designed to meet LEED Silver standards, total 631,000 square feet of office and ground-level retail space.  The office component is fully leased to the District of Columbia for governmental offices, and move-ins are already well under way.  The retail space is also substantially leased, and committed tenants are expected to occupy their spaces and open by this summer.

In the residential portfolio, the 161-unit Presidio Landmark, a project at the foot of the Golden Gate Bridge within the Presidio National Park in San Francisco continues under construction.  The project has two components: the adaptive re-use of a former U.S. Health Service hospital to create a unique, historically significant apartment community, and a small number of new, three-story townhomes, all of which is being built to a high standard of sustainability.  Initial leasing for Presidio Landmark will begin this summer, with first move-ins anticipated by late summer.

In late 2009, construction activity began on the Barclays Center arena at the Company’s Atlantic Yards mixed-use project in Brooklyn.  It was a watershed year for Atlantic Yards in 2009.  Early in the year, the Company secured a refinancing from Gramercy Capital on a key $161.9 million land loan for the project. Throughout the year, a series of lawsuits and appeals filed by project opponents were decided in favor of the project and the Company.  The most important of these was a favorable ruling in the final lawsuit challenging the State of New York’s use of eminent domain to acquire property within the project footprint.  This victory allowed three pivotal events to move forward before yearend: an agreement to sell interests in the NETS team and the Barclays Center arena to affiliates of Onexim Group, completion of the $511 million tax-exempt bond offering to finance a portion of construction for the arena, and execution of the Master Closing for the project.

As a result of these accomplishments, on March 11, 2010, Bruce Ratner, chairman and chief executive officer of Forest City Ratner Companies, the Company’s New York-based subsidiary, and other Forest City executives, were joined by New York Governor David Paterson, New York City Mayor Michael Bloomberg, Brooklyn Borough President Marty Markowitz, Barclays PLC President Robert E. Diamond, Jr., NETS President and CEO Brett Yormark, NETS investor and cultural icon Shawn “Jay-Z” Carter and many other community leaders and supporters for a ceremonial groundbreaking at the project site.

A second major residential project under construction is Beekman, a Frank Gehry-designed residential high-rise in lower Manhattan that will have 904 market-rate apartments.  The lower floors of the building include space that will be owned and operated by a pre-K-through-eighth-grade public school and an ambulatory care center.  In November, union workers and labor leaders, along with government and civic officials gathered to take part in a topping-out ceremony, marking another step toward completion of the 76-story, 1.1-million-square-foot tower.  Beekman is already becoming a landmark in the lower Manhattan skyline, and leasing is expected to begin next year with first move-ins by spring 2011.

Also under construction is the 1.3-million-square-foot Westchester’s Ridge Hill retail/mixed-use project in Yonkers, New York.  In August, the Company reached an agreement with a 13-member bank group on a two-year extension and modification of the $557 million construction financing for the project.  The compelling location and demographics of Westchester County continue to make it a premier retail/mixed use project, and Forest City has commitments in place from a number of prominent retailers and is in active discussions with additional prospective tenants.

At The Yards mixed-use project in Washington, D.C., the Company broke ground in the second quarter on the riverfront park that is a key component of the overall development.  Construction of the park is publicly funded, and the first phase is expected to open in the third quarter of 2010, adding a distinctive sense of place to this part of Southeast Washington.

Year-End Summary and Outlook

Ratner concluded: “As we reflect on where we were at this same time last year, our country, our industry and our company faced a bleak outlook. Financial markets were in free fall, unemployment was rising rapidly, consumer confidence had plummeted, and real estate fundamentals were deteriorating.  Credit markets were essentially frozen solid, and we, along with nearly every other real estate company, were struggling to see our way through the fog of these exceedingly difficult conditions.

“One year ago this week, our stock was at a 10-year-plus low.  We were already taking action on a set of strategies focused on generating liquidity by curtailing development, cutting costs, handling maturities one loan at a time, and looking for opportunities to create liquidity or take advantage of market dislocations.  We acted conservatively and we made tough choices.  And when the window of opportunity in the capital markets opened, we acted quickly and decisively.

“Today, we have reason not only to be grateful for having come through the worst of these conditions, but to take pride in an organization that made significant progress and achieved some remarkable things during the year – record full-year total EBDT, an improved balance sheet, significant cost reductions, successful project openings, and more.

“As we look ahead to the balance of 2010 and beyond, we recognize that there are still many challenges ahead.  Markets remain volatile and unemployment continues to be a drag on the economy. Credit market conditions have begun to improve, but remain constrained for real estate, particular in project financing.  At the same time, access to the public capital markets for real estate companies, and the firming of asset pricing in the private transaction market are both signs of improving conditions and a more positive outlook among investors.

“We remain cautious, but what we accomplished in 2009 and the signs of improvement we see give us renewed confidence about the future.  And while we can’t predict the timing or extent of a turnaround, we have reason to be more optimistic.  As conditions continue to improve, the actions we’ve taken in 2009 and early 2010 put our Company in a much better position to leverage the strength in our portfolio and, over the longer term, to take advantage of opportunities in the marketplace and in our development pipeline.  I salute the entire management team and all of our associates for the hard work and perseverance that have made that possible.”

Corporate Description

Forest City Enterprises, Inc. is a $11.9 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Supplemental Package

Please refer to the Investor Relations section of the Company's website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the year ended January 31, 2010, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT

The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.
The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company's Consolidated Statements of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.

EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company's Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company's current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company's overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company's EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the Company’s or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on our ownership, development and management of our real estate portfolio, general real estate investment and development risks, liquidity risks we could face if we do not close the transaction with Onexim Group to create a strategic partnership for our Brooklyn Atlantic Yards project, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of our publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2010 and 2009
(dollars in thousands, except per share data)

	Three Months Ended				Year Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)
	2010	2009	Amount	Percent	2010	2009	Amount	Percent
Operating Results:
Earnings (loss) from continuing operations	$5,894	$(45,800)	$51,694		$(22,456)	$(109,700)	$87,244
Discontinued operations, net of tax	718	3,949	(3,231)		(1,585)	10,270	(11,855)
Net earnings (loss)	6,612	(41,851)	48,463		(24,041)	(99,430)	75,389

Net earnings attributable to noncontrolling interest	(411)	(3,493)	3,082		(6,610)	(13,817)	7,207
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$6,201	$(45,344)	$51,545		$(30,651)	$(113,247)	$82,596

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$78,407	$70,502	$7,905	11.2%	$301,106	$218,937	$82,169	37.5%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation,
Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$6,201	$(45,344)	$51,545		$(30,651)	$(113,247)	$82,596

Depreciation and amortization - Real Estate Groups (8)	75,433	75,556	(123)		293,869	290,949	2,920

Amortization of mortgage procurement costs - Real Estate Groups (8)	3,850	3,779	71		15,583	13,788	1,795

Deferred income tax expense - Real Estate Groups (9)	(10,558)	(1,082)	(9,476)		(12,852)	(6,348)	(6,504)

Deferred income tax expense - Non-Real Estate Groups: (9)
Gain on disposition of other investments	454	428	26		454	486	(32)

Current income tax expense on non-operating earnings: (9)
Gain on disposition included in discontinued operations	-	20,439	(20,439)		754	20,439	(19,685)
Gain on disposition of unconsolidated entities	27,471	-	27,471		27,674	506	27,168

Straight-line rent adjustment (4)	(3,689)	4,284	(7,973)		(13,242)	(358)	(12,884)
			-				-
Preference payment (6)	585	585	-		2,341	3,329	(988)

Preferred return on disposition	-	731	(731)		-	939	(939)

Impairment of real estate	23,402	1,262	22,140		26,526	1,262	25,264

Impairment of unconsolidated entities	1,693	15,259	(13,566)		36,356	21,285	15,071

Gain on disposition of unconsolidated entities	(45,263)	-	(45,263)		(49,761)	(1,081)	(48,680)

Gain on disposition of other investments	-	-	-		-	(150)	150

Discontinued operations: (1)
Gain on disposition of rental properties	(1,172)	(5,778)	4,606		(5,720)	(14,405)	8,685
Impairment of real estate	-	-	-		9,775	-	9,775

Retrospective adoption of accounting guidance for convertible debt instruments (7)	-	383	(383)		-	1,543	(1,543)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$78,407	$70,502	$7,905	11.2%	$301,106	$218,937	$82,169	37.5%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$0.03	$(0.45)	$0.48		$(0.16)	$(1.07)	$0.91
Discontinued operations, net of tax	0.01	0.04	(0.03)		(0.01)	0.10	(0.11)
Net earnings (loss)	0.04	(0.41)	0.45		(0.17)	(0.97)	0.80

Net earnings attributable to noncontrolling interest	-	(0.03)	0.03		(0.05)	(0.13)	0.08
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$0.04	$(0.44)	$0.48		$(0.22)	$(1.10)	$0.88

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.43	$0.66	$(0.23)	(34.8%)	$2.00	$2.05	$(0.05)	(2.4%)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	$(0.04)	$(0.34)	$0.30		$(0.09)	$(0.93)	$0.84

Impairment of real estate, net of tax	(0.10)	(0.10)	-		(0.32)	(0.13)	(0.19)

Gain on disposition of rental properties and other investments, net of tax	0.18	0.03	0.15		0.24	0.09	0.15

Net earnings attributable to noncontrolling interest	-	(0.03)	0.03		(0.05)	(0.13)	0.08

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$0.04	$(0.44)	$0.48		$(0.22)	$(1.10)	$0.88

Basic weighted average shares outstanding (5)	155,324,478	102,876,107	52,448,371		139,825,349	102,755,315	37,070,034

Diluted weighted average shares outstanding (5)	187,453,699	106,534,313	80,919,386		151,890,543	106,968,999	44,921,544

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2010 and 2009
(dollars in thousands)

	Three Months Ended				Year Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)
	2010	2009	Amount	Percent	2010	2009	Amount	Percent
Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$252,983	$250,792	$2,191		$973,738	$966,783	$6,955
Residential Group	64,574	59,778	4,796		263,217	279,939	(16,722)
Land Development Group	6,776	10,004	(3,228)		20,267	33,848	(13,581)
Corporate Activities	-	-	-		-	-	-
Total Revenues	324,333	320,574	3,759	1.2%	1,257,222	1,280,570	(23,348)	(1.8%)

Operating expenses	(184,571)	(187,492)	2,921		(716,571)	(780,798)	64,227
Interest expense	(91,836)	(104,888)	13,052		(350,270)	(364,338)	14,068
Gain (loss) on early extinguishment of debt	(1,396)	(620)	(776)		36,569	(2,159)	38,728
Amortization of mortgage procurement costs (8)	(3,329)	(3,306)	(23)		(13,974)	(12,029)	(1,945)
Depreciation and amortization (8)	(67,749)	(68,175)	426		(267,408)	(266,785)	(623)
Interest and other income	30,081	14,430	15,651		54,005	42,417	11,588
Equity in earnings (loss), including impairment, of unconsolidated entities	30,087	(16,798)	46,885		(15,053)	(35,585)	20,532
Impairment of unconsolidated entities	1,693	15,259	(13,566)		36,356	21,285	15,071
Gain on disposition of unconsolidated entities	(45,263)	-	(45,263)		(49,761)	(1,081)	(48,680)
Preferred return on disposition	-	731	(731)		-	939	(939)
Revenues and interest income from discontinued operations (1)	-	4,051	(4,051)		5,476	17,301	(11,825)
Expenses from discontinued operations (1)	-	(3,394)	3,394		(4,011)	(14,969)	10,958

Operating loss (a non-GAAP financial measure)	(7,950)	(29,628)	21,678		(27,420)	(115,232)	87,812

Income tax expense (9)	(6,324)	1,737	(8,061)		19,550	30,119	(10,569)
Income tax expense from discontinued operations (1) (9)	(454)	(2,486)	2,032		1,005	(6,467)	7,472
Income tax expense on non-operating earnings items (see below)	8,275	(4,468)	12,743		(6,662)	(3,067)	(3,595)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	(6,453)	(34,845)	28,392		(13,527)	(94,647)	81,120

Impairment of real estate	(23,402)	(1,262)	(22,140)		(26,526)	(1,262)	(25,264)

Impairment of unconsolidated entities	(1,693)	(15,259)	13,566		(36,356)	(21,285)	(15,071)

Gain on disposition of unconsolidated entities	45,263	-	45,263		49,761	1,081	48,680

Preferred return on disposition	-	(731)	731		-	(939)	939

Gain on disposition of other investments	-	-	-		-	150	(150)

Gain on disposition of rental properties included in discontinued operations (1)	1,172	5,778	(4,606)		5,720	14,405	(8,685)

Impairment of real estate included in discontinued operations (1)	-	-	-		(9,775)	-	(9,775)

Income tax benefit (expense) on non-operating earnings: (9)
Impairment of real estate	9,077	488	8,589		10,288	488	9,800
Impairment of unconsolidated entities	656	5,930	(5,274)		14,100	8,258	5,842
Gain on disposition of other investments	-	-	-		-	(58)	58
Gain on disposition of unconsolidated entities	(17,554)	283	(17,837)		(19,299)	(55)	(19,244)
Gain on disposition of rental properties included in discontinued operations	(454)	(2,233)	1,779		(2,218)	(5,566)	3,348
Impairment of real estate included in discontinued operations	-	-	-		3,791	-	3,791
Income tax expense on non-operating earnings (see above)	(8,275)	4,468	(12,743)		6,662	3,067	3,595

Net earnings (loss)	6,612	(41,851)	48,463		(24,041)	(99,430)	75,389

Net earnings attributable to noncontrolling interest	(411)	(3,493)	3,082		(6,610)	(13,817)	7,207

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$6,201	$(45,344)	$51,545		$(30,651)	$(113,247)	$82,596

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2010 and 2009
(in thousands)

1)	All earnings of properties that have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.

2)
The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results.  EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other  investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation,amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company's Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and  vii) cumulative or retrospective effect of change in accounting principle (net of tax).  See our discussion of EBDT in the news release.

3)
For the three and twelve months ended January 31, 2010, the calculation of EBDT per share requires an adjustment for interest of $2,641 and $3,051, respectively, related to the3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $81,048 and $304,157 for the three and twelve months ended  January 31, 2010, repsectively.

4)
The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases.  The straight-line rent adjustment is recorded as an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5)
For the three and twelve months ended January 31, 2010, the effect of 32,129,221 and 12,065,194 shares of dilutive securities were not included in the computation of diluted earnings per sharebecause their  effect is anti-dilutive to the loss from continuing operations.  (Since these shares are dilutive for the computation of EBDT per share for the three and twelve months ended January 31, 2009, diluted weighted average shares outstanding 106,534,313 and 106,968,999 were used to arrive at $0.66/share and $2.05/share, respectively.)

6)
The preference payment represents the respective period's share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner's noncontrolling interest in the Forest City Ratner Company portfolio.

7)
Effective February 1, 2009, we were required to adopt new accounting guidance on accounting for convertible debt instruments that may be settled in cash upon conversion(including partial cash settlement).  These new accounting standards required us to adjust the prior year financial statements to show retrospective application upon adoption.

8)	The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended January 31,		Year Ended January 31,
	2010	2009	2010	2009

Full Consolidation	$67,749	$68,175	$267,408	$266,785
Non-Real Estate	(3,108)	(3,416)	(13,480)	(13,356)
Real Estate Groups Full Consolidation	64,641	64,759	253,928	253,429
Real Estate Groups related to noncontrolling interest	(1,862)	(787)	(5,274)	(3,142)
Real Estate Groups Unconsolidated	12,654	10,553	43,868	35,720
Real Estate Groups Discontinued Operations	-	1,031	1,347	4,942
Real Estate Groups Pro-Rata Consolidation	$75,433	$75,556	$293,869	$290,949

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended January 31,		Year Ended January 31,
	2010	2009	2010	2009

Full Consolidation	$3,329	$3,306	$13,974	$12,029
Non-Real Estate	-	-	-	-
Real Estate Groups Full Consolidation	3,329	3,306	13,974	12,029
Real Estate Groups related to noncontrolling interest	(118)	(119)	(567)	(502)
Real Estate Groups Unconsolidated	639	513	2,126	1,843
Real Estate Groups Discontinued Operations	-	79	50	418
Real Estate Groups Pro-Rata Consolidation	$3,850	$3,779	$15,583	$13,788

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2010 and 2009
(in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2010	2009	2010	2009
9) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)
(A) Operating earnings
Current	$(12,518)	$(12,543)	$(22,258)	$(28,093)
Deferred	11,021	17,507	7,797	6,607
	(1,497)	4,964	(14,461)	(21,486)

(B) Impairment of real estate
Deferred	(9,077)	(488)	(10,288)	(488)
Deferred - Unconsolidated entities	(656)	(5,930)	(14,100)	(8,258)
Subtotal	(9,733)	(6,418)	(24,388)	(8,746)

(C) Gain on disposition of other investments
Current - Non-Real Estate Groups	-	-	-	-
Deferred - Non-Real Estate Groups	-	-	-	58
	-	-	-	58
(D) Gain on disposition of unconsolidated entities
Current	27,471	-	27,674	506
Deferred	(9,917)	(283)	(8,375)	(451)
	17,554	(283)	19,299	55

Subtotal (A) (B) (C) (D)
Current	14,953	(12,543)	5,416	(27,587)
Deferred	(8,629)	10,806	(24,966)	(2,532)
Income tax expense	6,324	(1,737)	(19,550)	(30,119)

(E) Discontinued operations
Operating earnings
Current	-	236	94	(400)
Deferred	-	17	474	1,301
	-	253	568	901

Gain on disposition of rental properties
Current	-	20,439	754	20,439
Deferred	-	(18,634)	1,010	(15,301)
	-	1,805	1,764	5,138

Gain on disposition of Lumber Group
Current	-	-	-	-
Deferred	454	428	454	428
	454	428	454	428

Impairment of real estate
Current	-	-	-	-
Deferred	-	-	(3,791)	-
	-	-	(3,791)	-
	454	2,486	(1,005)	6,467

Grand Total (A) (B) (C) (D) (E)
Current	14,953	8,132	6,264	(7,548)
Deferred	(8,175)	(7,383)	(26,819)	(16,104)
	$6,778	$749	$(20,555)	$(23,652)

Recap of Grand Total:
Real Estate Groups
Current	15,766	430	14,740	(140)
Deferred	(10,558)	(1,082)	(12,852)	(6,348)
	5,208	(652)	1,888	(6,488)
Non-Real Estate Groups
Current	(813)	7,702	(8,476)	(7,408)
Deferred	2,383	(6,301)	(13,967)	(9,756)
	1,570	1,401	(22,443)	(17,164)
Grand Total	$6,778	$749	$(20,555)	$(23,652)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended January 31, 2010					Three Months Ended January 31, 2009

	Full Consol- idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation	Full Consol- idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation
	(GAAP)				(Non-GAAP)	(GAAP)				(Non-GAAP)

Revenues from real estate operations	$324,333	$12,731	$92,375	$-	$403,977	$320,574	$8,437	$93,153	$4,051	$409,341
Exclude straight-line rent adjustment (1)	(5,283)	-	-	-	(5,283)	1,482	-	-	(6)	1,476
Adjusted revenues	319,050	12,731	92,375	-	398,694	322,056	8,437	93,153	4,045	410,817

Add interest and other income	30,081	175	(556)	-	29,350	14,430	387	1,442	-	15,485
Add equity in earnings (loss), including impairment of unconsolidated entities	30,087	5	(30,338)	-	(256)	(16,798)	(67)	16,437	-	(294)
Exclude gain on disposition of unconsolidated entities	(45,263)	-	45,263	-	-	-	-	-	-	-
Exclude impairment of unconsolidated entities	1,693	-	(1,693)	-	-	15,259	-	(15,259)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	13,293	-	(13,293)	-	-	11,066	-	(11,066)	-	-

Adjusted total income	348,941	12,911	91,758	-	427,788	346,013	8,757	84,707	4,045	426,008

Operating expenses	184,571	6,591	71,105	-	249,085	187,492	3,093	60,698	795	245,892
Add back non-Real Estate depreciation and amortization (b)	3,108	-	2,583	-	5,691	3,416	-	5,876	-	9,292
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	161	-	161	-	-	52	-	52
Exclude straight-line rent adjustment (2)	(1,594)	-	-	-	(1,594)	(2,808)	-	-	-	(2,808)
Exclude preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Adjusted operating expenses	185,500	6,591	73,849	-	252,758	187,515	3,093	66,626	795	251,843

Net Operating Income	163,441	6,320	17,909	-	175,030	158,498	5,664	18,081	3,250	174,165

Interest expense	(91,836)	(3,929)	(16,955)	-	(104,862)	(104,888)	(1,265)	(17,350)	(1,489)	(122,462)

Loss on early extinguishment of debt	(1,396)	-	(954)	-	(2,350)	(620)	-	-	-	(620)

Equity in earnings (loss), including impairment of unconsolidated entities	(30,087)	(5)	30,338	-	256	16,798	67	(16,437)	-	294

Gain on disposition of unconsolidated entities	45,263	-	-	-	45,263	-	-	-	-	-

Impairment of unconsolidated entities	(1,693)	-	-	-	(1,693)	(15,259)	-	-	-	(15,259)

Depreciation and amortization of unconsolidated entities (see above)	(13,293)	-	13,293	-	-	(11,066)	-	11,066	-	-

Gain on disposition of rental properties and other investments	-	-	-	1,172	1,172	-	-	-	5,778	5,778

Preferred return on disposition	-	-	-	-	-	-	-	(731)	-	(731)

Impairment of real estate	(23,402)	-	-	-	(23,402)	(1,262)	-	-	-	(1,262)

Depreciation and amortization - Real Estate Groups (a)	(64,641)	(1,862)	(12,654)	-	(75,433)	(64,759)	(787)	(10,553)	(1,031)	(75,556)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(3,329)	(118)	(639)	-	(3,850)	(3,306)	(119)	(513)	(79)	(3,779)

Straight-line rent adjustment (1) + (2)	3,689	-	-	-	3,689	(4,290)	-	-	6	(4,284)

Preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Earnings (loss) before income taxes	(17,869)	406	30,338	1,172	13,235	(30,739)	3,560	(16,437)	6,435	(44,301)

Income tax provision	(6,324)	-	-	(454)	(6,778)	1,737	-	-	(2,486)	(749)
Equity in earnings (loss), including impairment of unconsolidated entities	30,087	5	(30,338)	-	(256)	(16,798)	(67)	16,437	-	(294)
Earnings (loss) from continuing operations	5,894	411	-	718	6,201	(45,800)	3,493	-	3,949	(45,344)

Discontinued operations, net of tax	718	-	-	(718)	-	3,949	-	-	(3,949)	-

Net earnings (loss)	6,612	411	-	-	6,201	(41,851)	3,493	-	-	(45,344)
Net earnings attributable to noncontrolling interest	(411)	(411)	-	-	-	(3,493)	(3,493)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$6,201	$-	$-	$-	$6,201	$(45,344)	$-	$-	$-	$(45,344)

(a) Depreciation and amortization - Real Estate Groups	$64,641	$1,862	$12,654	$-	$75,433	$64,759	$787	$10,553	$1,031	$75,556
(b) Depreciation and amortization - Non-Real Estate	3,108	-	2,583	-	5,691	3,416	-	5,876	-	9,292
Total depreciation and amortization	$67,749	$1,862	$15,237	$-	$81,124	$68,175	$787	$16,429	$1,031	$84,848

(c) Amortization of mortgage procurement costs - Real Estate Groups	$3,329	$118	$639	$-	$3,850	$3,306	$119	$513	$79	$3,779
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	161	-	161	-	-	52	-	52
Total amortization of mortgage procurement costs	$3,329	$118	$800	$-	$4,011	$3,306	$119	$565	$79	$3,831

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Year Ended January 31, 2010					Year Ended January 31, 2009

	Full Consol- idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation	Full Consol- idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol- idation
	(GAAP)				(Non-GAAP)	(GAAP)				(Non-GAAP)

Revenues from real estate operations	$1,257,222	$50,739	$355,195	$5,476	$1,567,154	$1,280,570	$56,132	$380,297	$17,176	$1,621,911
Exclude straight-line rent adjustment (1)	(19,681)	-	-	(12)	(19,693)	(6,573)	-	-	(153)	(6,726)
Adjusted revenues	1,237,541	50,739	355,195	5,464	1,547,461	1,273,997	56,132	380,297	17,023	1,615,185

Add interest and other income	54,005	718	2,310	-	55,597	42,417	1,807	5,127	125	45,862
Add equity in earnings (loss), including impairment of unconsolidated entities	(15,053)	(76)	15,769	-	792	(35,585)	(84)	36,257	-	756
Exclude gain on disposition of unconsolidated entities	(49,761)	-	49,761	-	-	(1,081)	-	1,081	-	-
Exclude impairment of unconsolidated entities	36,356	-	(36,356)	-	-	21,285	-	(21,285)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	45,994	-	(45,994)	-	-	37,563	-	(37,563)	-	-

Adjusted total income	1,309,082	51,381	340,685	5,464	1,603,850	1,338,596	57,855	363,914	17,148	1,661,803

Operating expenses	716,571	24,169	259,085	430	951,917	780,798	28,651	272,305	2,399	1,026,851
Add back non-Real Estate depreciation and amortization (b)	13,480	-	14,931	-	28,411	13,356	-	20,641	-	33,997
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	563	-	563	-	-	221	-	221
Exclude straight-line rent adjustment (2)	(6,451)	-	-	-	(6,451)	(6,368)	-	-	-	(6,368)
Exclude preference payment	(2,341)	-	-	-	(2,341)	(3,329)	-	-	-	(3,329)

Adjusted operating expenses	721,259	24,169	274,579	430	972,099	784,457	28,651	293,167	2,399	1,051,372

Net Operating Income	587,823	27,212	66,106	5,034	631,751	554,139	29,204	70,747	14,749	610,431

Interest expense	(350,270)	(14,761)	(66,850)	(2,184)	(404,543)	(364,338)	(11,624)	(69,757)	(7,210)	(429,681)

Gain (loss) on early extinguishment of debt	36,569	-	744	-	37,313	(2,159)	(119)	(51)	-	(2,091)

Equity in earnings (loss), including impairment of unconsolidated entities	15,053	76	(15,769)	-	(792)	35,585	84	(36,257)	-	(756)

Gain on disposition of unconsolidated entities	49,761	-	-	-	49,761	1,081	-	-	-	1,081

Impairment of unconsolidated entities	(36,356)	-	-	-	(36,356)	(21,285)	-	-	-	(21,285)

Depreciation and amortization of unconsolidated entities (see above)	(45,994)	-	45,994	-	-	(37,563)	-	37,563	-	-

Gain on disposition of rental properties and other investments	-	-	-	5,720	5,720	150	-	-	14,405	14,555

Preferred return on disposition	-	-	-	-	-	-	-	(939)	-	(939)

Impairment of real estate	(26,526)	-	-	(9,775)	(36,301)	(1,262)	-	-	-	(1,262)

Depreciation and amortization - Real Estate Groups (a)	(253,928)	(5,274)	(43,868)	(1,347)	(293,869)	(253,429)	(3,142)	(35,720)	(4,942)	(290,949)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(13,974)	(567)	(2,126)	(50)	(15,583)	(12,029)	(502)	(1,843)	(418)	(13,788)

Straight-line rent adjustment (1) + (2)	13,230	-	-	12	13,242	205	-	-	153	358

Preference payment	(2,341)	-	-	-	(2,341)	(3,329)	-	-	-	(3,329)

Earnings (loss) before income taxes	(26,953)	6,686	(15,769)	(2,590)	(51,998)	(104,234)	13,901	(36,257)	16,737	(137,655)

Income tax provision	19,550	-	-	1,005	20,555	30,119	-	-	(6,467)	23,652
Equity in earnings (loss), including impairment of unconsolidated entities	(15,053)	(76)	15,769	-	792	(35,585)	(84)	36,257	-	756
Earnings (loss) from continuing operations	(22,456)	6,610	-	(1,585)	(30,651)	(109,700)	13,817	-	10,270	(113,247)

Discontinued operations, net of tax	(1,585)	-	-	1,585	-	10,270	-	-	(10,270)	-

Net earnings (loss)	(24,041)	6,610	-	-	(30,651)	(99,430)	13,817	-	-	(113,247)
Net earnings attributable to noncontrolling interest	(6,610)	(6,610)	-	-	-	(13,817)	(13,817)	-	-	-

Net loss attributable to Forest City Enterprises, Inc.	$(30,651)	$-	$-	$-	$(30,651)	$(113,247)	$-	$-	$-	$(113,247)

(a) Depreciation and amortization - Real Estate Groups	$253,928	$5,274	$43,868	$1,347	$293,869	$253,429	$3,142	$35,720	$4,942	$290,949
(b) Depreciation and amortization - Non-Real Estate	13,480	-	14,931	-	28,411	13,356	-	20,641	-	33,997
Total depreciation and amortization	$267,408	$5,274	$58,799	$1,347	$322,280	$266,785	$3,142	$56,361	$4,942	$324,946

(c) Amortization of mortgage procurement costs - Real Estate Groups	$13,974	$567	$2,126	$50	$15,583	$12,029	$502	$1,843	$418	$13,788
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	563	-	563	-	-	221	-	221
Total amortization of mortgage procurement costs	$13,974	$567	$2,689	$50	$16,146	$12,029	$502	$2,064	$418	$14,009

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended January 31, 2010					Three Months Ended January 31, 2009					% Change

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)

Commercial Group
Retail

Comparable	$58,311	$2,559	$5,463	$-	$61,215	$60,271	$2,091	$5,531	$-	$63,711	(3.3%)	(3.9%)
Total	62,172	2,678	5,581	-	65,075	64,696	3,182	5,579	560	67,653
Office Buildings

Comparable	62,600	2,692	2,026	-	61,934	58,803	2,441	2,999	-	59,361	6.5%	4.3%
Total	65,240	2,649	2,070	-	64,661	62,786	738	2,999	-	65,047
Hotels

Comparable	2,704	-	-	-	2,704	2,734	-	-	-	2,734	(1.1%)	(1.1%)
Total	2,704	-	-	-	2,704	2,734	-	-	-	2,734

Earnings from Commercial
Land Sales	(144)	-	-	-	(144)	11,318	6	-	-	11,312

Other (1)	3,469	315	(1,052)	-	2,102	(9,495)	104	(261)	-	(9,860)

Total Commercial Group

Comparable	123,615	5,251	7,489	-	125,853	121,808	4,532	8,530	-	125,806	1.5%	0.0%
Total	133,441	5,642	6,599	-	134,398	132,039	4,030	8,317	560	136,886

Residential Group
Apartments

Comparable	25,716	714	6,575	-	31,577	27,087	707	6,064	-	32,444	(5.1%)	(2.7%)
Total	37,977	880	8,706	-	45,803	28,451	934	8,531	2,690	38,738

Military Housing

Comparable (2)	-	-	-	-	-	-	-	-	-	-
Total	8,522	(451)	311	-	9,284	10,520	(134)	196	-	10,850

Other (1)	6,250	5	-	-	6,245	3,034	83	-	-	2,951

Total Residential Group

Comparable	25,716	714	6,575	-	31,577	27,087	707	6,064	-	32,444	(5.1%)	(2.7%)
Total	52,749	434	9,017	-	61,332	42,005	883	8,727	2,690	52,539

Total Rental Properties

Comparable	149,331	5,965	14,064	-	157,430	148,895	5,239	14,594	-	158,250	0.3%	(0.5%)
Total	186,190	6,076	15,616	-	195,730	174,044	4,913	17,044	3,250	189,425

Land Development Group	365	244	(323)	-	(202)	8,001	751	171	-	7,421

The Nets	(13,648)	-	2,616	-	(11,032)	(9,109)	-	866	-	(8,243)

Corporate Activities		-	-	-	(9,466)	(14,438)	-	-	-	(14,438)

Grand Total	$163,441	$6,320	$17,909	$-	$175,030	$158,498	$5,664	$18,081	$3,250	$174,165

(1)  Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income.  Write-offs of abandoned development projects were $5,490 and $10,760 at both full and pro-rata consolidation for the three months ended January 31, 2010 and 2009, respectively.
(2) Comparable NOI for Military Housing commences once the operating projects complete initial development phase.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Year Ended January 31, 2010					Year Ended January 31, 2009					% Change

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)

Commercial Group
Retail

Comparable	$227,183	$11,292	$22,055	$-	$237,946	$237,608	$11,966	$22,052	$-	$247,694	(4.4%)	(3.9%)
Total	251,960	11,440	22,350	481	263,351	248,737	12,511	22,298	2,433	260,957
Office Buildings

Comparable	202,343	9,967	9,064	-	201,440	190,156	9,609	10,570	-	191,117	6.4%	5.4%
Total	255,825	10,486	9,292	-	254,631	251,653	7,384	10,677	-	254,946
Hotels

Comparable	13,507	-	-	-	13,507	14,990	-	-	-	14,990	(9.9%)	(9.9%)
Total	13,507	-	-	-	13,507	14,990	-	-	-	14,990

Earnings from Commercial
Land Sales	5,416	476	-	-	4,940	19,713	2,410	-	-	17,303

Other (1)	(7,861)	817	(2,561)	-	(11,239)	(45,774)	(51)	(1,826)	-	(47,549)

Total Commercial Group

Comparable	443,033	21,259	31,119	-	452,893	442,754	21,575	32,622	-	453,801	0.1%	(0.2%)
Total	518,847	23,219	29,081	481	525,190	489,319	22,254	31,149	2,433	500,647

Residential Group
Apartments

Comparable	105,952	2,786	21,281	-	124,447	107,965	2,895	22,974	-	128,044	(1.9%)	(2.8%)
Total	129,632	3,781	29,842	4,553	160,246	117,351	3,107	32,013	12,316	158,573

Military Housing

Comparable (2)	-	-	-	-	-	-	-	-	-	-
Total	37,424	(303)	1,044	-	38,771	51,269	3,794	974	-	48,449

Other (1)	(15,277)	94	-	-	(15,371)	(20,013)	228	-	-	(20,241)

Total Residential Group

Comparable	105,952	2,786	21,281	-	124,447	107,965	2,895	22,974	-	128,044	(1.9%)	(2.8%)
Total	151,779	3,572	30,886	4,553	183,646	148,607	7,129	32,987	12,316	186,781

Total Rental Properties

Comparable	548,985	24,045	52,400	-	577,340	550,719	24,470	55,596	-	581,845	(0.3%)	(0.8%)
Total	670,626	26,791	59,967	5,034	708,836	637,926	29,383	64,136	14,749	687,428

Land Development Group (3)	2,007	421	(1,925)	-	(339)	2,914	(179)	538	-	3,631

The Nets	(43,489)	-	8,064	-	(35,425)	(40,989)	-	6,073	-	(34,916)

Corporate Activities	(41,321)	-	-	-	(41,321)	(45,712)	-	-	-	(45,712)

Grand Total	$587,823	$27,212	$66,106	$5,034	$631,751	$554,139	$29,204	$70,747	$14,749	$610,431

(1)  Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income.  Write-offs of abandoned development projects were $26,888 and $52,211 at full consolidation ($26,888 and $49,966 at pro-rata consolidation) for the year ended January 31, 2010 and 2009 respectively.
(2) Comparable NOI for Military Housing commences once the operating projects complete initial development phase.
(3) Includes reduction in fair value of the DURA purchase obligation and fee in 2008 of $12,434,000.

Development Pipeline

2009 Openings and Acquisitions (3)
January 31, 2010

			Date		Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Dev (D)	Opened /	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable
Propety	Location	Acq (A)	Acquired	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area
						(in millions)

Retail Centers:
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	$107.8	$107.8	$107.8	127,000	127,000
East River Plaza (Costco) (f) (g)	Manhattan, NY	D	Q4-09	35.0%	50.0%	0.0	0.0	0.0	110,000	110,000
						$107.8	$107.8	$107.8	237,000	237,000

Residential:
North Church Towers (d)	Parma Heights, OH	A	Q3-09	100.0%	100.0%	$5.6	$5.6	$5.6	399
80 DeKalb (e)	Brooklyn, NY	D	Q4-09/10	80.0%	100.0%	163.3	163.3	163.3	365
						$168.9	$168.9	$168.9	764

Total Openings and Acquisitions						$276.7	$276.7	$276.7

Residential Phased-In Units (e) (f):								Opened in '09 / Total
Cobblestone Court	Painesville, OH	D	2006-09	50.0%	50.0%	$0.0	$30.3	$15.2	96/400
Sutton Landing	Brimfield, OH	D	2007-09	50.0%	50.0%	0.0	15.9	8.0	36/216
Stratford Crossing	Wadsworth, OH	D	2007-10	50.0%	50.0%	0.0	25.3	12.7	36/348
Total (h)						$0.0	$71.5	$35.9	168/964

See attached footnotes.

Development Pipeline

Under Construction (7)
January 31, 2010

								Cost at FCE
					Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Dev (D)	Anticipated	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable		Lease
Property	Location	Acq (A)	Opening	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area		Comminment %
						(in millions)
Retail Centers:
East River Plaza (Total including Costco) (f) (i)	Manhattan, NY	D	2010	35.0%	50.0%	$0.0	$398.1	$199.1	527,000	527,000		93%
Village at Gulfstream Park	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	204.2	204.2	102.1	510,000	510,000	(m)	70%
Ridge Hill (e)	Yonkers, NY	D	2011/2012	70.0%	100.0%	798.7	798.7	798.7	1,336,000	1,336,000	(n)	28%
						$1,002.9	$1,401.0	$1,099.9	2,373,000	2,373,000

Office:
Waterfront Station - East 4th & West 4th Buildings	Washington, D.C.	D	Q1-10	45.0%	45.0%	$326.7	$326.7	$147.0	631,000	(o)		97%

Residential:
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$110.9	$110.9	$110.9	161
Beekman (e)	Manhattan, NY	D	Q1-11/12	49.0%	70.0%	875.7	875.7	613.0	904
						$986.6	$986.6	$723.9	1,065

Arena:
Barclays Center (f) (j)	Brooklyn, NY	D	2012	23.3%	23.3%	$0.0	$911.1	$212.3	670,000	18,000 seats	(p)

Total Under Construction (k)						$2,316.2	$3,625.4	$2,183.1

Residential Phased-In Units (e) (f):								Under Const. / Total
Stratford Crossing	Wadsworth, OH	D	2007-10	50.0%	50.0%	0.0	25.3	12.7	96/348
Total (l)						$0.0	$25.3	$12.7	96/348

Fee Development:
Las Vegas City Hall	Las Vegas, NV	D	Q1-12	- (q)	- (q)	$0.0	$146.2	$0.0	270,000

See attached footnotes.

Military Housing - see footnote r

Development Pipeline

Equity Requirements for Projects Under Construction (1)
January 31, 2010

		Less			Plus
		Unconsolidated	Full	Less	Unconsolidated	Pro-Rata
		Investments	Consolidation	Noncontrolling	Investments	Consolidation
	100%	at 100%	(GAAP) (b)	Interest	at Pro-Rata	(Non-GAAP) (c)
	(dollars in millions)

Total Cost Under Construction	$3,625.4	$1,309.2	$2,316.2	$544.5	$411.4	$2,183.1
Total Loan Draws and Other Sources at Completion (2)	2,313.2	646.2	1,667.0	381.6	226.6	1,512.0
Net Equity at Completion	$1,312.2	$663.0	$649.2	$162.9	$184.8	$671.1

Net Costs Incurred to Date	$2,144.4	$543.2	$1,601.2	$423.4	$233.9	$1,411.7
Loan Draws and Other Sources to Date	987.4	$(73.7)	1,061.1	274.2	49.1	836.0
Net Equity to Date	$1,157.0	$616.9	$540.1	$149.2	$184.8	$575.7

% of Total Equity	88%		83%			86%

Remaining Costs	$1,481.0	$766.0	$715.0	$121.1	$177.5	$771.4
Remaining Loan Draws and Other Sources (3)	1,325.8	719.9	605.9	107.4	177.5	676.0
Remaining Equity	$155.2	$46.1	$109.1	$13.7	$-	$95.4

% of Total Equity	12%		17%			14%

(1) This schedule includes only the seven properties listed on page 31 of the Supplemental Package.  This does not include costs associated with phased-in units, operating property renovations and military housing.
(2) "Other Sources" includes third party subsidies, tax credit proceeds and outlot land sales.
(3) Three of the loan commitments require specific leasing hurdles to be achieved prior to drawing the final amount of the loan.  The Company estimates that approximately $141.3 million at 100% at full consolidation and $76.9 million at pro-rata consolidation of loan commitments are at risk should these leasing hurdles not be achieved.

Land held for development or sale (1)
January 31, 2010

	Gross	Saleable	Option
Location	Acres (4)	Acres (5)	Acres (6)

Mesa Del Sol - Albuquerque, NM	3,023	2,336	5,731
Florida	1,654	1,414	-
Carolinas	1,344	879	788
Ohio	1,119	713	470
Texas	1,054	796	-
Arizona	967	551	-
Stapleton - Denver, CO	200	136	1,474
Central Station - Chicago, IL	30	30	-
Other	1,152	901	-
Total	10,543	7,756	8,463

(4) Represent all acres owned including those used for roadways, open spaces and parks.
(5) Saleable acres represent the total of all acres owned and available for sales. It might be the intent of the Land Group to further develop some of the acres into completed sublots prior to sale.
(6) Option acres are those acres that the Land Development group has a formal option to acquire the property. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

Development Pipeline

2009 FOOTNOTES

( a )
As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures.  For some of these projects, the Company provides funding at percentages that differ from the Company's legal ownership.

( b )
Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity ("VIE").

( c )
Cost at pro-rata share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a non-GAAP measure).
Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

( d )	The Company exchanged its 50% ownership interest in Boulevard Towers, an apartment community located in Amherst, NY, for 100% ownership in North Church Towers, in a nonmonetary exchange.
( e )	Phased-in openings. Costs are representative of the total project.
( f )
Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

( g )	See the Under Construction pipeline for cost details for the total center.
( h )
The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of $35.9 million consists of the Company's share of cost for unconsolidated investments of $35.9 million.

( i )
Phased opening includes the total cost and square footage of the center, including Costco which opened in the fourth quarter.  The cost of the property also includes construction of the 1,248-space parking garage and structural upgrades to accommodate a possible future residential project above the retail center.

( j )	If the proposed transaction with an affiliate of Onexim Group closes, the company's legal and oprorata ownership will increase to approximately 27%.
( k )
The difference between the full consolidation cost amount (GAAP) of $2,316.2 million to the Company's pro-rata share (a non-GAAP measure) of $2,183.1 million consists of a reduction to full consolidation for noncontrolling interest of $544.5 million of cost and the addition of its share of cost for unconsolidated investments of $411.4 million.

( l )
The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of $12.7 million consists of the Company's share of cost for unconsolidated investments of $12.7 million.

( m )
Includes 89,000 square feet of office space.  Excluding this office space from the calculation of the preleased percentage would result in the retail space being 85% preleased.  In addition, includes 35,000 square feet site for Crate & Barrel, which opened Q4-09.  The remainder of the center opened on February 11, 2010.

( n )	Includes 156,000 square feet of office space.
( o )	Includes 85,000 square feet of retail space.
( p )	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.
( q )	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on The Company's balance sheet.
( r )
Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction, and management services for these projects and receives agreed upon fees for these services.  (See pages 14-15 of the Supplemental Package for net fee revenue included in NOI.)

		Anticipated	FCE	Cost at Full	Total Cost
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	No. of Units
				(in millions)

Military Housing Under Construction (7)
Navy Midwest	Chicago, IL	2006-2010	*	$0.0	$248.8	1,658
Pacific Northwest Communities	Seattle, WA	2007-2010	*	0.0	280.5	2,986
Midwest Millington	Memphis, TN	2008-2010	*	0.0	37.0	318
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	293.3	1,175
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	0.0	535.1	2,520
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	364.0	917
Total Military Housing Under Construction				$0.0	$1,828.2	10,001

* The Company's share of residual cash flow ranges from 0-20% during the life cycle of the project.

CONTACT:  Robert O’Brien, Executive Vice President – Chief Financial Officer, +1-216-621-6060 or Jeff Linton, Vice President – Corporate Communication, +1-216-621-6060, both of Forest City Enterprises, Inc.